CONSENT OF INDEPENDENT AUDITORS



We have issued our report dated December 14, 1999 (except as to notes 8 and 14 which are as of August 1, 2000), with respect to the consolidated financial statements of Haemacure Corporation as at October 31, 1999 and 1998, for each of the years in the three-year period ended October 31, 1999, referred to in items 8 and 17 of the Registration Statement on Form 20-F. We consent to the use of the aforementioned report in the Registration Statement on Form 20-F.


/s/  Ernst & Young LLP

[Signed] Ernst & Young LLP
Chartered Accountants

Montreal, Canada
December 14, 1999